Exhibit 23.0

CONSENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants of Auburn Bancorp, Inc. and Subsidiary, we hereby consent to the incorporation by reference in the registration statement (No. 333-163791) on Form S-8 of our report dated September 27, 2011, with respect to the consolidated balance sheets of Auburn Bancorp, Inc. and Subsidiary as of June 30, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report appears in the June 30, 2011 Annual Report on Form 10-K of Auburn Bancorp, Inc. and Subsidiary.

Portland, Maine
September 27, 2011